Confidential
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Mr. Robert Silzer, Sr.
GPS Industries Inc.
5500 152 Street. Suite 214
Surrey, BC V3S 5J9

Delivered via electronic mail: bob@gpsindustries.com
----------------------------------------------------

June 7, 2007

Dear Bob:

         This will confirm the terms of the agreement between Global Golf Advisors Inc. ("GGA"), and GPS industries. Inc. ("GPSI") relating to GGA acting as a non-exclusive distributor of the Inforemer GPS Management System as outlined in the Master Supply Agreement attached to this Letter Agreement (a "System") the sales price of which to a golf course will be approximately US$175,000 (a "Covered System") as follows:

      1. GPSI hereby appoints GGA as its non-exclusive distributor of Covered Systems for North America.

      2. GGA will use reasonable efforts to sell the Systems to a minimum of 100 golf courses in each of the calendar years 2007-11 (the "Annual Minimum"). In view of the obligations of GPSI set forth below, the terms of all sales by GGA to golf courses will be subject to the approval of GPSI.

      3. The terms of the purchase by GGA of a System (a "Purchased System") shall be determined on a case-by-case basis depending to a material extent on the pricing of a System to the golf course. Notwithstanding the sale of a System to a golf course, GPSI and GGA will share in the net revenues from advertising and "Fire at the Flag" allocable to a System as set forth in
                  5. below. GPSI will pay to GGA any shortfall between the lease payments to GGA's lessor and the amount received from the golf courses under the rental contract between GGA and the applicable golf course. Should a system be sold under $175,000.00 plus service, the shortfall will be paid to GGA first from GPSI's share of the advertising and Fire at the Flag ("FATF"). For avoidance of doubt, revenue sharing under advertising and FATF will be on a "first monies" basis, meaning that all net funds generated under the advertising and FATF programs will be used first to satisfy the obligation to GGA pursuant to this paragraph and then will be split pro rata based on this Letter Agreement. Any payments to GGA to cover any shortfall will be deemed a pre-payment of its revenue share.

      4. GGA will receive from GPSI an upfront commission in the amount of 5% of the purchase price agreed to between GGA and GPSI for a System (the "System Purchase Price"). It is expected that the initial pricing for 2007 will be approximately $175,000 for a System. GPSI will pay such commission to GGA upon

Mr. Robert Silzer, Sr., President
GPS Industries Inc.
Letter of Intent, June 7, 2007
Page 2


                  receipt of funds covering the System Purchase Price from GGA's financing source.

      5. GGA will participate in advertising and FATF net revenues on a basis of 23% share. This revenue sharing arrangement will extend for the duration of the rental contracts of a System with the golf courses. However, the revenue share may be altered if agreed to by the parties on a course-by-course basis. It is anticipated that the golf course contract terms will be for 72 months (6 years) from the date of signing of an applicable lease with the golf course.

      6. GGA will pay to GPSI 1.5% of the purchased price of a Purchased System whereby a GPSI sales representative sources and facilitates the closing of a transaction.

      7. It is anticipated that certain Systems to be sold by GGA will require auxiliary systems such as WISTREAM and information accounting systems. Due to the cost structures associated with these systems and additional revenue streams, it is not practicable as of the date hereof to determine a revenue sharing agreement for these cases. However, any auxiliary systems sold by GGA will receive a commission to be determined based on good faith negotiations between the parties, however, in all likelihood at least 5%. The revenue sharing agreement will be negotiated at the time of signing the contract as well as the commission payable to GGA.

      8. Each party shall be responsible for out-of-pocket costs associated with such party's employees.

      9. From the date of execution of this Letter Agreement, GGA will deliver to GPSI a listing of golf courses that GGA reasonably expects will sign a contract based on the terms that GGA negotiates with each course. GGA will only be obligated to purchase Systems identified in such listing if GPSI demonstrates its ability to generate required advertising funding. GPSI and GGA will work together to develop the initial listing of 100 golf courses, especially in light of the fact that GPSI may have golf courses which they could not sign in a conventional manner.

      10. During the term of this Agreement, with respect to a Covered System, GPSI will not be able to offer contracts to golf courses except pursuant to this Letter Agreement.

      11. Purchases of Systems will generally occur as outlined in the Master Supply Agreement attached to this Letter Agreement; excepting that GGA will not be obligated to purchase any Systems where GPSI fails to deliver product in agreed upon timeframes. In any event, purchases of Systems by GGA will only become binding upon GPSI providing evidence of sufficient

Mr. Robert Silzer, Sr., President
GPS Industries Inc.
Letter of Intent, June 7, 2007
Page 3


                  advertising revenues to the reasonable satisfaction of GGA to the effect that GGA's advertising revenue share exceeds the differential between its lease payments and the payments received from the golf courses.

      12. Payment to GPSI for a System will be in accordance with typical lease arrangements and in any event, all payments to GPSI must be paid no later than five days after final installation.

      13. The golf course will become the entity that signs all end user license agreements, software use agreements, service and support agreements, and warranty or other agreements as may be required by GPSI related to the ongoing use, service, maintenance, or support of a System. GPSI shall be entitled to all service, maintenance and similar charges. Service and support will be determined on a course by course basis and in some cases payments for service and support of the System will be included within the payment made by the golf course to GGA. In such instances where GGA receives a monthly payment from the golf course that is inclusive of maintenance costs, GGA will remit the agreed upon amount to GPSI for annual service and support on a course by course basis.

      14. All Systems sold under this Letter Agreement will comprise potentially differing System components. It is contemplated that the appendix in the Master Supply Agreement document will be standard unless otherwise stated.

      15. This Letter Agreement may be terminated upon thirty days notice by a party upon breach by the other party and failure to cure within the thirty day period. This Letter Agreement may also be terminated by GPSI upon sixty days notice if GGA fails to reach the Annual Minimum for any calendar year. However, for clarity, if an event of termination were to occur GPSI would continue to honour the terms of this Agreement for the duration of the contract with the golf course pertaining to the Purchased Systems that were delivered and installed prior to termination of this agreement.

Mr. Robert Silzer, Sr., President
GPS Industries Inc.
Letter of Intent, June 7, 2007
Page 4



         Please indicate your Agreement with the above points by signing in the space provided below, and returning one signed copy to my attention.

Yours very truly,

Stephen A. Johnson, CA
President/Principal
Global Golf Advisors Inc.
(905) 475-4033
sjohnston@globalgolfadvisors.com
www.globalgolfadvisors.com


AGREEMENT



June 8, 2007
Stephen A. Johnston CA
President/Principal, Global Golf Advisors Inc.

AGREEMENT:


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Robert Silzer, Sr.
President, GPS Industries Inc.

June 7, 2007
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